NEWS RELEASE

Nov 14, 2006

FLEXIBLE SOLUTIONS ANNOUNCES THIRD QUARTER, 2006 FINANCIAL RESULTS

VICTORIA, BRITISH COLUMBIA, Nov 14, 2006 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), a developer and manufacturer of biodegradable and environmentally safe, water and energy conservation technology, as well as anti-scalant and crop nutrient enhancement products, today announces financial results for the third quarter ended Sept 30, 2006.

Sales in the third quarter (Q3), of $1,913,958, were up 47% when compared to sales, of $1,302,089, in the corresponding period a year ago. The result was an accounting net loss of $502,449, or $0.04 per basic weighted average share however, included in this number was a “return of capital” or “Registration rights penalty” from a previous financing, unrelated to on going business, of $326,710. Recent changes to GAAP accounting suggest such an item now be treated as an “Other item” and be expensed rather than treated as a “cost of raising capital” and reducing net proceeds raised as it would customarily be treated. Timing of a “return of capital” is the issue surrounding this change in GAAP. Therefore, in this case, for consistency it would be important to compare “Income (loss) before other items and income tax”, as follows (see the financials).

Third Quarter “Loss before other items and income tax” was $176,571, or $0.01, versus a loss of $369,434, or $0.03 in Q3 2005. Basic weighted average shares used in computing per share amounts for the quarters were 12,987,799 and 12,840,446 respectively.

Mr. Daniel B. O’Brien, CEO, states, “This was a great quarter and 9 months for FSI yielding better than expected growth in operating revenues over Q3, 2005 but, more importantly an increase in operating cash flow. For the 9 months ending Sept. 30, 2006 net income reflects $1,089,252 of non-cash charges ($447,894 in stock option expense) and, when depreciation and stock option expenses are removed, the Company shows positive operating cash flow of $451,505 or $0.03 per share. This compares with operating cash flow of $222,754, or $0.02 of cash per share, in the corresponding 9 months of 2005.” Mr. O’Brien continues, “The one time “Other item”, of $326,710, also obscures the stated 9 month operating cash flow. Operating cash flow would be $778,215 or $0.06 per basic weighted average share if the “return of capital” amount was added back - or 200% more than the previous year’s number of $222,754. It is important to attain year over year comparison and clear full disclosure for the benefit of the shareholders.”

The NanoChem division continues to contribute substantially to sales and cash flow and, significant new opportunities have developed to further increase sales in this division. Also, opportunities to synergistically cross sell the products of all FSI divisions continue to generate leads to new business. The swimming pool and NanoChem divisions are cooperating to increase utilization of the Peru, Illinois factory while decreasing costs for the Company as a whole. Note that NanoChem sales are much less seasonal than those of our WaterSavr and Flexible Solutions Ltd divisions which has lead to less volatility in sales figures quarter over quarter.

(TABLE FOLLOWS)

The following table contains supplemental information regarding income from operations for the 3 months and 9 months ended Sept. 30 2006 and 2005. Adjustments to exclude depreciation, stock option expenses and one time charges are given below. This financial information is a non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the non-GAAP financial measures is as follows:

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
Consolidated Statement of Operations
For 3 Months Ended Sept. 30 (9 Months Cash Flow)
(Unaudited)
	Unaudited
	Three months ended Sept. 30
	2006	2005
Revenue	$1,913,958	$1,302,089
Net income (loss) GAAP	$(502,449)	$(368,434)
Net income (loss) per common share - basic. GAAP	$(0.04)	$(0.03)
Net income (loss) excluding “Other item” NON-GAAP	$(176,571)	$(369,434)
Net income (loss) per common share excluding “Other item” - basic. NON-GAAP	$(0.01)	$(0.03)
3 month weighted average shares used in computing per share amounts - basic. GAAP	12,987,799	12,840,446
	9 months ended Sept. 30
9 month weighted average shares used in computing per share amounts - basic. GAAP	12,984,028	12,446,647
Operating Cash flow (9 months). NON-GAAP	$451,505 a	$222,754 a
Operating Cash flow per share (9 months) - basic. NON-GAAP	$0.03 a	$0.02 a
Operating Cash flow excluding “Other item” (9 month) - basic. NON-GAAP	$778,215 a	$222,754 a
Operating Cash flow per common share excluding “Other item” (9 month) - basic. NON-GAAP	$0.06 a	$0.02 a
“Registration rights penalty” one time “Other item” adjustment.	$326,710	$0.00
Non-cash Adjustments (9 month)	$1,089,252 b	$1,015,777 b

    a)  Non-GAAP amounts exclude certain non-cash items, depreciation and stock option expenses. This is a 9 month number as per financials.
    b) Amount represents depreciation and stock option expenses.

Safe Harbor Provision
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements.  Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties.  These forward-looking statements may be impacted, either positively or negatively, by various factors.  Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Investor Contact BPC Financial John Baldissera Toll Free: 800.368.1217 Email: ir@barrettopacific.com	Flexible Solutions International - Head Office Jason Bloom Tel: 800.661.3560 Email: Info@flexiblesolutions.com